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                                                                     EXHIBIT 8.1

                          [BRYAN CAVE LLP LETTERHEAD]

                               December 23, 1997

Brooks Fiber Properties, Inc.
425 Woods Mill Road South, Suite 300
Town & Country, MO 63017

Ladies and Gentlemen:

     We have acted as special counsel for Brooks Fiber Properties, Inc., a Delaware corporation ("BFP"), in connection with the Amended and Restated Agreement and Plan of Merger dated as of October 1, 1997 (the "Merger Agreement") by and among WorldCom, Inc., a Georgia corporation ("WorldCom"), BV Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of WorldCom ("Acquisition Subsidiary"), and BFP. Capitalized terms which are not defined herein are used herein as defined in the Merger Agreement.

     Upon consummation of the Merger of Acquisition Subsidiary with and into BFP as provided in the Merger Agreement, Acquisition Subsidiary's separate existence will terminate and BFP will continue as the Surviving Corporation and as a wholly-owned subsidiary of WorldCom. As a result of the Merger, (i) each issued and outstanding share of BFP Common Stock will be converted into the right to receive the Merger Consideration, (ii) each share of BFP Common Stock that is held as a treasury share by BFP or any wholly owned subsidiary of BFP, if any, will be cancelled and retired and shall cease to exist and no Merger Consideration shall be delivered will respect thereto, and (iii) each share of common stock of Acquisition Subsidiary issued and outstanding immediately prior to the Merger shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

     In connection with this opinion, we have examined and are familiar with originals and copies, certified or otherwise identified to our satisfaction, of
(i) the Merger Agreement, (ii) the Registration Statement on Form S-4 under the Securities Act which WorldCom proposes to file with the SEC and the Prospectus/Proxy Statement included therein, and (iii) such other documents as we have deemed necessary or appropriate in order to enable us to render this opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies or drafts.

     Subject to (i) the Merger being consummated in the manner described in the Merger Agreement, (ii) the accuracy of the facts concerning the Merger that have come to our attention during our engagement, and (iii) certain representations to be made by WorldCom and BFP in connection with the issuance of our opinion, including the representations contained in the Merger Agreement and in their respective letters to us dated as of the date hereof, we are of the opinion that
(i) the discussion in the Prospectus/Proxy Statement under the heading "PLAN OF MERGER -- Certain Federal Income Tax Consequences" is a fair and accurate summary of the material U.S. Federal income tax consequences of the Merger and
(ii) the Merger will be treated for U.S. Federal income tax purposes as a reorganization within the meaning of Sec-
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tion 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). We express no opinion as to whether such discussion addresses all of the U.S. federal income tax consequences of the Merger. In addition, we express no opinion as to other U.S. federal, state, local, or foreign tax consequences of the Merger. Further, there can be no assurances that any of the opinions expressed herein will be accepted by the IRS, or if challenged, by a court.

     In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Department regulations promulgated thereunder, pertinent judicial authorities, interpretative rulings of the IRS and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time (possibly with retroactive effect). A change in the authorities or the facts, information, covenants, statements, representations, or assumptions upon which our opinion is based could affect our conclusions. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including any changes that have retroactive effect) (i) in applicable statutes, regulations, judicial decisions or administrative interpretations, or (ii) that would cause any statement, representation or assumption herein to no longer be true or correct.

     This letter is furnished to you solely for use in connection with the Merger and is not to be used, circulated, quoted, or otherwise referred to for any other purpose (except as provided in the next sentence) without our express written permission. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm under the caption "LEGAL MATTERS" in the Prospectus/Proxy Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

                                            Sincerely,

                                                   /s/ BRYAN CAVE LLP
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                                                       Bryan Cave LLP